Exhibit 99.1
HILLMAN ACQUIRES SERVALITE

CINCINNATI, January 7, 2011 /PRNewswire-FirstCall/ -- The Hillman Companies, Inc. (NYSE-Amex: HLM_P) (the "Company" or “Hillman”), announced today that its Hillman Group, Inc. subsidiary purchased Servalite, Inc. (“Servalite”), an East Moline, Illinois based distributor of residential fasteners and related products.  Annual revenues of Servalite for 2009 exceeded $20 million.  Tom and Jennifer Rowe, the principal owners of Servalite, will remain in their current roles for the foreseeable future.

Servalite, Inc. was established in 1979 by Tom and Jennifer Rowe.  Since its inception, Servalite has developed into a major supplier of fasteners and ‘hard to find’ parts into the retail hardware market.  Servalite’s excellence in specialty fasteners and electrical parts strengthens Hillman’s position of providing value-added products and services to hardware retailers.

Max W. (“Mick”) Hillman, Jr., Chief Executive Officer of Hillman, said “Over the last 31 years, Hillman has admired Servalite’s flexible programs, excellent customer service, innovative new products and talented employees. Servalite has built an outstanding reputation among its customers with a strong tradition of quality products and great customer service.  Hillman is proud to welcome the Servalite team and intends to promote the Servalite brand as our premium line of refillable assortments and electrical parts.”

“Servalite is very excited to be part of the Hillman organization” said Tom Rowe.  “This acquisition joins two great brands and allows our customers to take advantage of best practices from two industry leaders. This partnership also confirms Hillman’s continuing commitment to the residential fastener industry.”

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of over 60,000 SKUs, consisting of fasteners, key duplication systems, engraved tags and related hardware items to over 20,000 retail customers in the U.S., Canada, Mexico and South America, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers.  Hillman provides a comprehensive solution to its retail customers for managing SKU intensive, complex home improvement categories. Hillman also offers its customers value-added services, such as inventory management and in-store merchandising services.

In May 2010, Oak Hill Capital Partners and Hillman’s management team formed a partnership to acquire Hillman.  Oak Hill Capital Partners is a private equity firm with more than $8 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions.  Oak Hill Capital Partners is one of several Oak Hill partnerships, each of which has a dedicated and independent management team. These Oak Hill partnerships comprise over $30 billion of investment capital across multiple asset classes.  For more information about Oak Hill Capital Partners, visit www.oakhillcapital.com.

For more information on the Company, please visit our website at http://hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 2084.